Exhibit 10.2
FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT
          THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (“First Amendment”) made as of the 26 day of April, 2006, by and between PRIMO WATER CORPORATION, a Delaware corporation (together with its successors and assigns, the “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, the “Bank”).
BACKGROUND
          The Borrower and the Bank entered into a Loan and Security Agreement dated as of June 23, 2005 (the “Loan Agreement”). Terms used herein and not herein defined shall have the meanings given to them in the Loan Agreement.
          The Borrower has now requested certain amendments to the provisions of the Loan Agreement, which the Bank is willing to accommodate, subject to the terms and conditions of this First Amendment.
          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank hereby agree as follows:
          1. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:
          (a) All references in the Loan Agreement to “Term Loan”, “Term Loan Acceptance”, “Term Loan Commitment”, “Term Loan Maturity Date”, “Term Loan Request”, “Term Note”, “Guarantor”, “Guaranty Agreement”, and “Guaranty Removal Date” are hereby deleted, the parties intending that the Term Loan Commitment, having not been requested by Borrower, shall no longer be available to Borrower under the Loan Agreement.
          (b) The definition of “Borrowing Base” in Section 1.1 of the Loan Agreement is herby amended and restated to read as follows:
“Borrowing Base” means, on any date of determination thereof, an amount equal to:
     (i) until July 1, 2006, 90% of the total amount of Eligible Accounts, and from and after July 1, 2006, 80% of the total amount of Eligible Accounts, plus
     (ii) until October 1, 2005, 20% of the total amount of Eligible Inventory; after October 1, 2005, and until January 1, 2006, 30% of the total amount of Eligible Inventory; and after January 1, 2006, 40% of the total amount of Eligible Inventory; minus

     (iii) any Reserves;
provided, however, that at no time shall the portion of the Revolver Loan applicable to Inventory exceed 50% of the aggregate Borrowing Base and of the portion applicable to Inventory, no more than one-half shall be applicable to Placed Inventory.
          (c) Item (l) of the definition of “Eligible Accounts” in Section 1.1 of the Loan Agreement is hereby amended and restated to read as follows:
     (l) Accounts for which the total of all Accounts from an Account Debtor (together with the Affiliates of the Account Debtor) exceed fifty percent (50%) until March 31, 2007, and twenty-five (25%) thereafter of the total Accounts of Borrower (to the extent of such excess); provided, however, that this “concentration limitation” shall not apply to Accounts from Lowes Home Improvement.”
          (d) The definition of “Termination Date” in Section 1.1 of the Loan Agreement is hereby amended and restated to read as follows:
     “Termination Date” means the earliest of (i) June 30, 2008, (ii) the date on which Borrower terminates this Agreement and the credit facilities provided hereunder pursuant to Section 2.13 hereof, and (iii) the date on which Bank terminates its obligation to make Loans and other extensions of credit to Borrower pursuant to Section 8.2(a) hereof.
          (e) Section 6.3 of the Loan Agreement is hereby amended and restated to read as follows:
     6.3 Restricted Payments. Shall not pay or declare any dividends (other than stock dividends) or other distribution or purchase, redeem or otherwise acquire any stock or other equity interests or pay or acquire any Debt subordinate to the Obligations except the following:
     (a) Any Subsidiary may pay dividends to Borrower or another Subsidiary wholly-owned by Borrower.
     (b) If Borrower is an S Corporation, it may distribute to its shareholders during each calendar year an aggregate amount (including all dividends or other payments) not exceeding the amount of federal income tax payable by such shareholders in such year with respect to the taxable income of Borrower, assuming such income is taxed at the rate applicable to the highest bracket of income (not to exceed 40% unless Bank shall otherwise permit in writing); provided that at the time of each such distribution, and after giving effect thereto, each of the following conditions is met: (A) no Default or Event of Default exists, (B) Borrower is Solvent, (C) such distribution is permitted under applicable law, and

(D)Borrower has given Bank at least ten (10) days prior written notice prior to making such distribution; provided that if the amount of any such dividends and other payments to a shareholder exceeds the tax liability of said shareholder, said shareholder shall promptly after the determination of the amount of such excess make a contribution to capital of Borrower in the amount of such excess.
     (c) Borrower may redeem or repurchase stock from its employees, consultants, directors, officers and service providers upon the termination of their employment or services to Borrower pursuant to options or rights granted Borrower pursuant to the terms of any equity incentive arrangement, equity compensation plan, stock option agreement, restricted stock agreement, employment agreement, consulting agreement, stock purchase plan, management incentive plan or other agreement, arrangement or plan approved by the Board of Directors of Borrower and by the Bank in writing.
     (d) Borrower may authorize and issue preferred stock which is entitled to receive cumulative dividends at a rate of up to ten percent (10%) per annum (the “Preferred Stock”) and may pay with respect to the Preferred Stock cumulative dividends at a rate of up to ten percent (10%) per annum; provided that at the time of such payment, and after giving effect thereto, each of the following conditions is met: (A) no Default or Event of Default exists, (B) Borrower is Solvent, and (C) such payment is permitted under applicable law.
          (f) Section 6.9 of the Loan Agreement is hereby amended and restated to read as follows:
     6.9 No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction exceeding $500,000.00 in the aggregate with any Person except PWC Leasing, LLC with respect to the sale-and-leaseback of racking and shelving, trailers, return bins and other Equipment used in Borrower’s business.
     (g) Section 7.1 of the Loan Agreement is hereby amended and restated to read as follows:
     7.1 Minimum EBITDA. EBITDA as of the end of each of the following Fiscal Quarters, determined on a rolling four quarter basis (except the first three of such Fiscal Quarters, which shall be on a cumulative three month, six month, or nine month, as the case may be, basis), shall be not less than the amount applicable to such Fiscal Quarter set forth in the table below:

FISCAL QUARTER	AMOUNT
Q2 — 2006	$(6,263,000.00)
Q3 — 2006	$(8,911,000.00)

FISCAL QUARTER	AMOUNT
Q4 — 2006	$(9,750,000.00)
Q1 — 2007	$(7,711,000.00)
Q2 — 2007	$(3,800,000.00)
Q3 — 2007	$(200,000.00)
Q4 — 2007	$1,580,000.00
As used herein, “EBITDA” means for any period the sum of the following, without duplication: (A) consolidated net income of Borrower and its Subsidiaries in the Fiscal Quarter (computed without regard to any extraordinary items of gain or loss) plus (B) to the extent deducted from revenue in computing consolidated net income for such period, the sum of (1) interest expense, (2) income and franchise taxes, tax expense, and (3) depreciation, amortization and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), less interest income and any extraordinary gains.
          (h) Section 7.2 of the Loan Agreement is hereby amended and restated to read as follows:
     7.2 Minimum Gross Revenues. Gross revenues from sales achieved by Borrower as of the end of each of the following Fiscal Quarters, determined on a rolling four quarter basis (except the first such Fiscal Quarter, which shall be for Fiscal Year 2006, regardless of the actual number of Fiscal Quarters in 2006 in which Borrower’s business was conducted) shall be not less than the amounts applicable to such Fiscal Quarter set forth in the table below:

FISCAL QUARTER	AMOUNT
Q4 — 2006	$11,000,000.00
Q1 — 2007	$21,525,000.00
Q2 — 2007	$35,400,000.00
Q3 — 2007	$47,800,000.00
Q4 — 2007	$58,700,000.00
Q1 — 2008	$70,000,000.00
          (i) Section 7.3 of the Loan Agreement is hereby amended and restated to read as follows:
     7.3 Leases. Borrower shall not incur, create, or assume any direct or indirect liability for the payment of rent or otherwise, under any lease or rental arrangement (excluding capitalized leases) during any Fiscal Year if immediately thereafter the sum of such lease or rental payments made by Borrower is greater than $1,000,000.00 in the aggregate; provided, however, that the provisions of this Section 7.3 shall not apply to leases by Borrower from PWC Leasing, LLC of racking and shelving, trailers, return bins and other Equipment utilized in Borrower’s business.
          (j) The Loan Agreement is hereby amended by adding a new Section 7.4 thereto, which new Section 7.4 shall read as follows:
     7.4 Funded Debt to EBITDA Ratio. Borrower shall, commencing as of the last day of the first Fiscal Quarter of 2008 and as of the last day of each Fiscal Quarter thereafter, maintain a ratio of Funded Debt to EBITDA (determined on a rolling four quarter basis) of not more than 4.00 to 1.00. As used herein, Funded Debt means, as applied to Borrower, the sum of all indebtedness for borrowed money (including, without limitation, capital lease [and synthetic lease] obligations and unreimbursed drawings under letters of credit), or any other monetary obligation evidenced by a note, bond, debenture or other agreement or similar instrument of Borrower but excluding Debt of Borrower subordinated to the Obligations by subordination agreement(s) satisfactory to Bank.
          2. Payment of Revolver Loan Facility Fee. Notwithstanding the provisions of Section 2.11.1 of the Loan Agreement, Borrower shall pay to Bank $62,500 (which is the remaining unpaid portion of the 125,000 Revolver Loan facility fee payable under such Section 2.11.1) on the date of this First Amendment.
          3 Warranties and Representations. The Borrower hereby represents and warrants that the representations and warranties contained in the Loan Agreement and in any Schedule to the Loan Agreement or any document or instrument delivered to Bank or its representatives under or pursuant to the Loan Agreement, are true and correct in all material respects on the date of this First Amendment as if made on such date, except to the extent such representations and warranties expressly relate to an earlier specific date and except to the extent set forth on Schedule 1 attached to this First Amendment.
          4. Further Assurances. The Borrower will execute such confirmatory instruments with respect to the Loan Agreement and this First Amendment as the Bank may reasonably request.
          5. Ratification by Borrower. The Borrower ratifies and confirms all of its representations, warranties, covenants, liabilities and obligations under the Loan Agreement (except as set forth in paragraph 3 above) and agrees that: (i) except as expressly modified by this First Amendment, the Loan Agreement shall continue in full force and effect as if set forth specifically herein; and (ii) the Borrower has no right of setoff, counterclaim or defense to payment and performance of its obligations under the Loan Agreement. The Borrower and the Bank agree that this First Amendment shall not be construed as an agreement to extinguish the Borrower’s obligations under the Loan Agreement and shall not constitute a novation as to the obligations of the Borrower under the Loan Agreement. The Bank hereby expressly reserves all rights and remedies it may have against all parties who may be or may hereafter become secondarily liable for the repayment of the obligations under the Loan Agreement.
          6. Amendments. This First Amendment may not be amended, changed, modified, altered, or terminated without in each instance the prior written consent of the Bank. This First Amendment shall be construed in accordance with and governed by the laws of the State of North Carolina.
          7. Counterparts. This First Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one agreement.
          IN WITNESS WHEREOF, this First Amendment has been executed as of the date first above written.

BORROWER: PRIMO WATER CORPORATION (SEAL)
By	/s/ Douglas A. Fullerton
	Name:	Douglas A. Fullerton
Its: CFO

BANK: WACHOVIA BANK, NATIONAL ASSOCIATION (SEAL)
By	/s/ Michael L. Rogers
Michael L. Rogers, Senior Vice President